Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

THIS AMENDMENT No. 1 (this “Amendment”), dated as of August 20, 2016, amends the Rights Agreement, dated as of December 4, 2006 (the “Rights Agreement”) between Medivation, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent have executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 26 of the Rights Agreement, for as long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights or Company Shares;

WHEREAS, the Company, Pfizer Inc., a Delaware corporation (“Parent”), and Montreal, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), propose to enter into an Agreement and Plan of Merger, dated as of August 20, 2016 (as amended and supplemented from time to time, the “Merger Agreement”), pursuant to which (i) Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company and (ii) following the consummation of the Offer, Purchaser will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Board of Directors of the Company has determined and resolved that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth below to provide that the approval, execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) will not result in any Person becoming an Acquiring Person or have any triggering effect on the Rights;

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. Section 1 of the Agreement is hereby amended and supplemented to add the following definitions in the appropriate locations:

“Effective Time” shall mean the “Effective Time” as such term is defined in the Merger Agreement.

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of August 20, 2016, by and among the Company, Parent and Purchaser, as it may be amended and supplemented from time to time.

“Offer” shall mean the “Offer” as such term is defined in the Merger Agreement.

“Parent” shall mean Pfizer Inc., a Delaware corporation.

“Purchaser” shall mean Montreal, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

2. The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent or Purchaser is, nor is any of their Affiliates and Associates, nor shall any of Parent or Purchaser or their respective Affiliates or Associates be deemed to be, an Acquiring Person to the extent each is a Beneficial Owner as result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the commencement of, or prior to the termination of the Merger Agreement, the consummation of any of the transactions provided for by the Merger Agreement (including the Offer and the Merger) in accordance with their respective provisions or (iii) the public announcement of any of the foregoing.”

3. Section 3.1 of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result, directly or indirectly, of (i) the approval, execution or delivery of the Merger Agreement, (ii) the commencement of, or prior to the termination of the Merger Agreement, the consummation of any of the transactions provided for by the Merger Agreement (including the Offer and the Merger) in accordance with their respective provisions or (iii) the public announcement of any of the foregoing.”

4. Section 7.1 of the Rights Agreement is hereby modified and amended by adding thereto the following at the end thereof:

“; provided, however, that if the Expiration Date shall not have previously occurred, the Expiration Date shall occur immediately prior to the Effective Time and the Rights shall expire and not be exercisable from and after such time.”

5. Section 11.1.1 of the Rights Agreement is hereby amended and supplemented to add the following at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no event requiring an adjustment under this Section 11 shall be deemed to have occurred by reason of (i) the approval, execution or delivery of the Merger Agreement, (ii) the commencement of, or prior to the termination of the Merger Agreement, the consummation of any of the transactions provided for by the Merger Agreement (including the Offer and the Merger) in accordance with their respective provisions or (iii) the public announcement of any of the foregoing.”

6. Section 29 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the commencement of, or prior to the termination of the Merger Agreement, the consummation of any of the transactions provided for by the Merger Agreement (including the Offer and the Merger) in accordance with their respective provisions or (iii) the public announcement of any of the foregoing.”

7. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

8. If for any reason the Merger Agreement (including the Offer or the Merger) is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Rights Agreement shall remain the same as it existed immediately prior to execution of this Amendment, and the Company shall promptly notify the Rights Agent of same.

9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

10. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

11. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

MEDIVATION, INC.

By:	/s/ Jennifer Jarrett
Name: Jennifer Jarrett
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC

By:	/s/ Jennifer Donovan
Name: Jennifer Donovan
Title: Senior Vice President

[Signature page to Rights Plan Amendment]